Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements:

1.	Registration Statement (Form S-3. No. 333-262892) of SolarEdge Technologies, Inc.
2.
Registration Statement (Form S-8. No. 333- 203193 and 333-262891) pertaining to the 2015 Global Incentive Plan and 2015 Employee Stock Purchase Plan of SolarEdge Technologies, Inc. of our reports dated February 25, 2025, with respect to the consolidated financial statements of SolarEdge Technologies, Inc., and the effectiveness of internal control over financial reporting of SolarEdge Technologies, Inc. included in this Annual Report (Form 10-K) of SolarEdge Technologies, Inc. for the year ended December 31, 2024.

/s/  KOST FORER GABBAY & KASIERER
A Member of EY Global

Tel-Aviv, Israel
February 25, 2025